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                                                                    Exhibit 99.1

Hanover Compressor Reports 2nd Quarter 2002 Results and Determinations of Independent Committee

Conference Call Scheduled For 1:00 p.m. ET, Monday, August 5th

HOUSTON--Aug. 5, 2002--Hanover Compressor Company (NYSE: HC), the leading provider of outsourced natural gas compression services, today reported higher revenues and lower cash flow and earnings per share for the second quarter ended June 30, 2002, compared with the same period a year earlier. The lower results include the impact of several charges the Company recognized in the second quarter. An independent committee of the board of directors, aided by outside legal counsel, recently completed an extensive investigation. One result of that investigation is an additional restatement of 2000 and 2001 financial results.

Quarterly Results - Summary

Second quarter total revenue was $267.2 million compared with $245.4 million a year earlier. Cash flow (net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, and depreciation and amortization) decreased to $50.2 million ($76.4 million excluding write downs) compared with $74.1 million for the same quarter a year earlier. Net loss for the second quarter was $55.2 million or $0.70 per fully diluted share, burdened by impairment charges of $0.77 per share along with an increase in the effective tax rate and other unusual items.

"Hanover's core businesses of compression, fabrication and parts and services before write downs held up well during the second quarter compared to the first quarter despite difficult market conditions and significant operation distractions that occurred in the first and second quarter," said Victor E. Grijalva, chairman and chief executive officer. "This was achieved thanks to the competence and dedication of Hanover's people, and to the support of our valued customers during this difficult period.

"Hanover's directors are taking significant steps to position the Company for the next phase of earnings recovery while focusing on liquidity and capital discipline, corporate governance and transparency," Grijalva said. "Although our domestic markets continued to be sluggish due to lower commodity prices affecting the profitability of our customers, our international markets continue to strengthen. We have a solid business foundation, and we intend to take a disciplined approach to build upon the entrepreneurial spirit of this organization."

Quarterly Results - Revenue & Profit

Compression rental revenues for the quarter grew 44% over the second quarter of 2001 to $129.3 million. Gross profit margins for the compression rental segment in the second quarter of 2002 were 70% compared to 66% in the second quarter 2001. Related compression parts and service

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segment revenues increased 36% over the second quarter a year ago to $67.9 million, delivering gross profit margins of 19% (excluding inventory write downs) for the second quarter 2002 versus 32% in the second quarter 2001. Compressor fabrication revenue decreased 44% over the same quarter a year earlier to $32.4 million. Compressor fabrication gross profit margin for the quarter was 13% versus 16% in the second quarter 2001. Production and processing equipment fabrication revenue was $31.6 million compared with $43.8 million in the year earlier quarter, while that business segment generated gross profit margins of 13% for the quarter compared with 22% in the second quarter 2001.

Second quarter earnings included charges for unusual items, including FAS 133, the ongoing impact of Argentina legislation changes, S-4 delay fees and related costs, and costs associated with the independent committee review.

The second quarter 2002 results reflect a reduction in amortization expense of $2.9 million resulting from the required adoption of FAS 142. The Company's second quarter 2002 results were also impacted by a change in the estimated useful life of certain types of the Company's compression equipment. This change in estimate was previously announced in the Company's third quarter 2001 earnings release. For the second quarter 2002, depreciation expense was reduced because of this change by approximately $3.7 million.

Impairment

Second quarter 2002 net income reflects a non-cash pretax charge of $47.5 million, ($44.2 million after tax) for FAS 142, "Goodwill and Other Intangible Assets," impairment that reduced earnings per fully diluted share by $0.56. Under FAS 142, Hanover is required to periodically review for impairment the goodwill allocated to the Company's five business segments. The Company conducted a review during the quarter and recorded an estimated $47.5 million, pretax, goodwill impairment charge related to the Production and Processing Equipment Fabrication business.

The results also reflect $14.1 million, pretax, of non-core asset writedowns and $12.1 million, pretax, of parts and power generation inventory writedowns. The Company determined that these assets and inventory were either obsolete, excess or carried at a price above current market.

Net income before these charges was $6.0 million or $0.08 per fully diluted share, compared with $21.2 million or $0.28 per fully diluted share a year earlier. Fully diluted shares outstanding for the quarter ended June 30, 2002, were 79.4 million compared with 79.2 million for the year earlier period. Cash flow excluding the impact of the charges was $76.4 million.

Liquidity & Other

The Company had capital expenditures during the quarter of approximately $73 million, within the Company's self-funded level for the quarter. As a result, liquidity available under the Company's revolver increased from approximately $85 million in March to more than $120 million as of June 30, 2002.

"We have made a concerted effort to reduce our capital expenditures to a self-funded level," said John Jackson, chief financial officer. "Hanover's liquidity position continues to improve and reflects the Company's disciplined approach to capital management. During the remainder of

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2002, Hanover's goal will be to continue the integration of the Company's acquisitions while carefully managing our liquidity position."

The Company's horsepower utilization rate as of June 30, 2002, was 89 percent, down from 93 percent in the year earlier period. The Company has traditionally excluded from the rental utilization certain units from newly acquired companies requiring major maintenance and upgrade to Hanover's standards. A more complete report on available units and utilization will be provided starting with the third quarter report. The total rental fleet increased 42% over June 30, 2001, reflecting the impact of both acquisitions and continued organic growth.

The Company has successfully negotiated arrangements with the majority of its customers in Argentina to receive a partial reimbursement for the legislative currency adjustment adopted earlier this year. Reimbursements from these negotiations commenced in late June and are expected to continue in the third quarter.

Restatement

An independent committee of the board of directors, aided by outside legal counsel, recently completed an extensive investigation of transactions recorded during 2000 and 2001, including those transactions restated by the Company last February. The investigation ultimately focused on a group of additional transactions similar to those included in the February restatement and involving revenues of $15.3 million and net income of $5.0 million. As a result of this investigation, the Company determined and its independent auditors agreed that several transactions will be restated, including one that was the subject of restatement last February. For 2001, the Company reduced revenue by $7.1 million of the total $1.1 billion, and reduced pretax expenses by $7.4 million. The results, after taxes, added $0.2 million to the total $72.6 million of net income for the year ended December 31, 2001, with fully diluted per share earnings remaining $0.95. The restatement also reduced 2000 revenue by $2.2 million of the total $566.1 million and $1.5 million of the total $51.2 million of net income for the year ended December 31, 2000, and reduced fully diluted per share earnings of $0.77 by $0.02.

On February 26, 2002, the Company announced a restatement based upon an investigation that was concluded by counsel under the direction of the Audit Committee. While the Company did not believe any additional matters would require restatement when it made its February announcement, and although the amounts involved in the present restatement are small in the context of the Company's overall revenues and net income, additional information came to light as part of the investigation conducted by a committee of the board since February that made the current restatement necessary under the circumstances. The Company will provide information concerning its internal investigations to the Securities and Exchange Commission.

"The committee spent months conducting an extensive investigation which involved thousands of documents and numerous interviews," Grijalva said. "Our Board has taken this matter very seriously, and we are now eager to focus our energy and attention on addressing our customers' needs and on building a solid foundation for the future. We believe that Hanover will be well positioned to meet the challenges that lie ahead with new leadership at the helm to direct the outstanding talent at the Company."

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The restated transactions include the correction of $7.5 million of revenue and
$0.8 million of net income from the sale of a power generation unit. The sale was one of three such turbine sales the Company restated last February after determining that the revenue should have been recognized on these transactions at the time that collection of the sales price was reasonably assured. The transaction in question was restated last February to reflect the fact that the Company did not receive full payment on the $7.5 million turbine sale until the fourth quarter of 2001 and, therefore, recorded the related $0.8 million net income in that quarter. The Company subsequently determined, based on new information related to this transaction, that the turbine sale in question should have been accounted for as an exchange of equipment rather than an asset sale and, consequently, revenue and net income for both the full year and fourth quarter 2001 need to be reduced accordingly. In addition, the Company, with the concurrence of its auditors, restated several other smaller transactions.

Conference Call Details

The Company will host a conference call at 1:00 p.m. ET, Monday, August 5th, to discuss financial results and other recent announcements. To access the call, participants should dial 913-981-4900 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 4:00 p.m. ET on Monday, August 5th, until midnight on Monday, August 12th. To listen to the replay, please dial 719-457-0820, access code 263214.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; adverse results of regulatory inquiries or shareholder litigation; and legislative changes in the various countries in which Hanover does business. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover

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undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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                           HANOVER COMPRESSOR COMPANY
                CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
         (in thousands of dollars, except per share amounts)(unaudited)

                                                                 Three Months Ended               Six Months Ended
                                                                       June 30,                        June 30,
                                                                 2002           2001             2002           2001
                                                             -------------- -------------   --------------- --------------
Revenues:
   Rentals                                                     $ 129,284        $  89,873      $ 258,155    $   169,735
   Parts, service and used equipment                              67,859           50,025        135,446        100,359
   Compressor fabrication                                         32,444           57,839         58,502        112,490
   Production and processing equipment fabrication                31,617           43,785         64,749         85,397
   Equity in income of non-consolidated affiliate                  5,214            1,313         10,146          2,063
   Other                                                             791            2,594          1,117          5,329
                                                             -------------- -------------    -------------- --------------
                                                                 267,209          245,429        528,115        475,373
Expenses:
   Rentals                                                        38,327           30,561         81,001         57,273
   Parts, service and used equipment                              67,000           34,203        123,194         64,043
   Compressor fabrication                                         28,241           48,733         50,640         94,989
   Production and processing equipment fabrication                27,536           34,210         56,073         67,978
   Selling, general and administrative                            40,066           23,645         74,737         44,381
   Depreciation and amortization                                  27,387           19,581         51,763         36,984
   Leasing expense                                                23,946           15,639         46,874         30,927
   Interest expense                                                9,174            3,069         17,436          6,055
   Distributions on mandatorily redeemable convertible
       preferred securities                                        1,594            1,594          3,187          3,187
   Foreign currency translation                                      197                8         12,878            163
   Change in fair value of derivative financial instruments          977               15         (1,033)         3,007
   Goodwill impairment                                            47,500               --         47,500             --
   Other                                                          14,626               --         14,837             --
                                                             -------------- -------------    -------------- --------------
                                                                 326,571          211,258        579,087        408,987
                                                             -------------- -------------    -------------- --------------
Income (loss) before income taxes                                (59,362)          34,171        (50,972)        66,386
Provision (benefit) for income taxes                              (4,121)          12,977           (765)        25,219
                                                             -------------- -------------    -------------- --------------
Net income (loss) before cumulative effect of accounting         (55,241)          21,194        (50,207)        41,167
       change
   Cumulative effect of accounting change for
       derivative instruments, net of income tax                      --               --             --           (164)
                                                             -------------- -------------    -------------- --------------
Net income (loss)                                              $ (55,241)       $  21,194      $ (50,207)    $   41,003
                                                             ============== =============    ============== ==============

Diluted net income (loss) per share:
   Net income (loss) before cumulative effect
       of accounting change                                    $ (55,241)       $  21,194      $ (50,207)    $   41,167
   Distributions on mandatorily redeemable
       convertible preferred securities, net of income tax            --            1,036             --          2,072
   Cumulative effect of accounting change, net of income tax          --               --             --           (164)
                                                             -------------- -------------    -------------- --------------
Net income (loss) for purposes of computing diluted net
       income (loss) per share                                 $ (55,241)       $  22,230      $ (50,207)     $  43,075
                                                             ============== =============    ============== ==============
Earnings (loss) per common share:
   Basic                                                       $   (0.70)       $    0.30      $   (0.63)     $    0.60
   Diluted                                                     $   (0.70)       $    0.28      $   (0.63)     $    0.56

Weighted average common and common equivalent shares
       outstanding:
   Basic                                                          79,382           70,243         79,288         68,555
   Diluted                                                        79,382           79,205         79,288         77,557
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